   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2000

                                                      REGISTRATION NO. 333-49200
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                     COMMUNICATION INTELLIGENCE CORPORATION
                           -------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                               275 SHORELINE DRIVE, SUITE 500
                                                  REDWOOD SHORES, CA 94065
                DELAWARE                               (650) 802-7888               94-2790442 ----------------------------
     -----------------------------             -----------------------------        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                                             (ADDRESS, INCLUDING ZIP CODE, AND
    (STATE OR OTHER JURISDICTION OF        TELEPHONE NUMBER, INCLUDING AREA CODE,
     INCORPORATION OR ORGANIZATION)         OF REGISTRANT'S PRINCIPAL EXECUTIVE
                                                          OFFICES)

            GUIDO DIGREGORIO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     COMMUNICATION INTELLIGENCE CORPORATION
                         275 SHORELINE DRIVE, SUITE 500
                            REDWOOD SHORES, CA 94065
                                  650-802-7888
--------------------------------------------------------------------------------
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF REGISTRANT'S AGENT FOR SERVICE)
                         ------------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                            JONATHAN J. RUSSO, ESQ.
                             BAER MARKS & UPHAM LLP
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 702-5700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                     COMMUNICATION INTELLIGENCE CORPORATION

                        4,700,000 SHARES OF COMMON STOCK

                               ------------------

    This Prospectus relates to the offer and sale of 4,700,000 shares of our common stock.

    All of the shares being offered by this Prospectus, which are sometimes referred to as the Shares, are being offered by stockholders who are called the Selling Shareholders. We will not receive any proceeds from the sale of the Shares. In addition, we will bear expenses of this offering, which are estimated to be approximately $85,000 in the aggregate.

    Our common stock is listed on The Nasdaq SmallCap Market under the symbol CICI. On November 20, 2000, the closing sale price of the common stock as reported on The Nasdaq SmallCap Market was $2.281 per share.

                            ------------------------

    THE SHARES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Selling Shareholders and any other person participating in the distribution of the Shares will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, which is also called the Exchange Act, as well as the rules and regulations adopted under the Exchange Act. Those rules and regulations include Rules 101 through 104, which may limit the timing of purchases and sales of the Shares. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended, which is also called the Securities Act, by the Selling Shareholders in one or more transactions on the Nasdaq Stock Market, in negotiated transactions, or in combinations of those types of transactions. The Shares may be sold at market prices prevailing at the time of sale, at prices related to those prevailing market prices, or at negotiated prices. The Selling Shareholders may sell Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or from the purchasers of the Shares.

               The date of this Prospectus is November   , 2000.

                                  RISK FACTORS

    THE SHARES INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

WE HAVE A HISTORY OF LOSSES AND A SIGNIFICANT ACCUMULATED DEFICIT.

    In each year since our inception, we have incurred losses, which for some periods were significant. For the five-year period ended December 31, 1999, those losses aggregated approximately $34.0 million, and at December 31, 1999 our accumulated deficit was $71.2 million. We may incur additional losses in the future, and they could be substantial.

BECAUSE OF THE EMERGING NATURE OF THE PEN-BASED COMPUTING MARKET, IT IS UNCERTAIN WHETHER OUR PRODUCTS WILL GAIN SIGNIFICANT MARKET ACCEPTANCE.

    Our company develops, markets and licenses pen-based natural input, electronic signature, handwriting recognition and data security technologies and products for wireless internet information devices and for e-commerce, document automation, corporate security and other markets. The markets for pen-based computing are relatively new. Because of the emerging nature of these markets, we are unable to predict whether we can sufficiently commercialize our products and technology and obtain and retain significant market acceptance.

WE MAY NEED ADDITIONAL FINANCING AND, IF WE ARE UNABLE TO GET ADDITIONAL FINANCING WHEN NEEDED, OUR BUSINESS WILL BE HARMED.

    At December 31, 1999, our company's working capital was approximately
$2.9 million, and at September 30, 2000, it was approximately $3.2 million. We believe we have adequate capital to fund current operations for the foreseeable future. However, we may need to obtain further financing in order to take advantage of potential opportunities or expand our operations. Additional funds might not be available when needed or, if they are available, we may not be able to obtain them on favorable terms. If adequate funds are not available to us when needed, we may be required to delay, scale back or eliminate some or all of our marketing and development efforts or other operations. This would have a material adverse effect on our business, operating results and prospects.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP NEW PRODUCTS AND MAKE ENHANCEMENTS ON OUR EXISTING PRODUCTS IN A TIMELY AND COST-EFFECTIVE MANNER, OUR ABILITY TO GENERATE REVENUE AND TO BE PROFITABLE WILL BE IMPAIRED.

    The markets in which our company competes are subject to rapid and significant technological changes, the frequent introduction of new products and product enhancements, and the development of new technologies. Our products and underlying technologies are subject to these factors. If we are unable to develop new products or technologies or enhance our existing products or technologies in time to respond to market demands and technological changes, our business, operating results and prospects could be materially and adversely affected.

OUR COMPETITORS COULD DEVELOP PRODUCTS OR TECHNOLOGIES THAT COULD MAKE OUR PRODUCTS OR TECHNOLOGIES NON-COMPETITIVE.

    The market for our products is intensely competitive and has attracted a number of major companies that are well established in the software industry. Some of our competitors have substantially greater financial and other resources than we do. Our company faces competition at a number of different levels. Some competitors have developed or are developing complete pen-based hardware and software systems. Others have focused on different elements of those systems, such as character recognition technology, pen-based operating systems and environments, and pen-based applications. Some of our competitors could develop products or technologies that are more effective, easier to use or less expensive than ours such as voice recognition. This could make our products and technologies obsolete or non-competitive.

WE ARE DEPENDENT ON OUR DISTRIBUTORS AND STRATEGIC RELATIONSHIPS AND THE LOSS OF ONE OR MORE OF THEM COULD HARM OUR BUSINESS.

    Our company's ability to continue to commercialize its products and achieve significant market acceptance depends in large part on our ability to continue to develop licensing, marketing and other strategic relationships. Our strategic partners generally do not have contractual commitments with us, and any one or more of them could terminate their relationships with us. If this happens, or if we are unable to establish additional strategic relationships, our business, operating results and prospects would be materially adversely affected.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY BE ABLE TO USE OUR TECHNOLOGY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

    We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect our proprietary rights in our products and technologies. These protections might not be adequate. Moreover, our competitors might independently develop technologies that are substantially equivalent or superior to ours. The laws of some of the countries in which our products are licensed do not protect those products and our intellectual property rights to the same extent as the laws of the United States. Also, because of the rapid evolution of technology and uncertainties in intellectual property law in the United States and internationally, our current and future products and technologies could be subject to infringement claims by others. We may be required to take legal action to protect or defend our proprietary rights.

    A substantial portion of our technology and know-how are trade secrets and are not protected by patent, trademark or copyright laws. We require our employees and contractors to execute written agreements that seek to protect our proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before any of our proprietary information is revealed to them. However, the measures taken by us to protect our technology, products and other proprietary rights might not adequately protect us against improper use.

LITIGATION OR THIRD-PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT COULD REQUIRE US TO SPEND SUBSTANTIAL TIME AND MONEY AND ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS.

    If we are required to defend against lawsuits brought by third parties, or if we sue to protect our proprietary rights, we may be required to pay substantial litigation costs, and our management and technical personnel's attention may be diverted from operating our business. If the result of any litigation is adverse to us, we may be required to expend significant resources to develop non-infringing technology or obtain licenses from third parties. If we are not successful in those efforts or if we are required to pay any substantial litigation costs, our business would be materially and adversely affected.

THERE ARE RISKS ASSOCIATED WITH OUR JOINT VENTURE IN THE PEOPLE'S REPUBLIC OF CHINA.

    Our company owns 90% of Communication Intelligence Computer
Corporation, Ltd., which is a joint venture between the Company and the Information Industries Bureau of Jiangsu Province, a provincial agency of the People's Republic of China. The joint venture has generated limited revenues to date and we might not be successful in developing or selling integrated computer systems or other of our products to the Chinese market. In addition, our investment in the joint venture is also subject to the risks of doing business in China, including fluctuations in the value of currencies, export duties, import controls and trade barriers (such as quotas), restrictions on the transfer of funds, longer payment cycles, greater difficulty in accounts receivable collections, burdens of complying with foreign laws and political and economic instability. Any of these risks or other risks arising from doing business outside the United States can have a material adverse effect on our company.

A SIGNIFICANT PORTION OF OUR SALES ARE DERIVED FROM A LIMITED NUMBER OF CUSTOMERS, AND OUR BUSINESS MAY BE HARMED IF WE LOST ANY OF THESE CUSTOMERS.

    Our revenues historically have been derived from a limited number of customers. Therefore, the success of our business depends on our ability to maintain satisfactory relationships with our customers in the future. We may not be able to continue to maintain satisfactory relationships with our customers in the future. One customer accounted for approximately 27% and 7% of our revenues for the years ended December 31, 1999 and 1998, respectively. The loss of any significant customer or other revenue source would have a material adverse effect on our revenues and profitability.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN NEW PERSONNEL, OUR OPERATIONS WOULD BE DISRUPTED AND OUR BUSINESS WOULD BE HARMED.

    We are highly dependent on the services of our management and key personnel. The loss of the services of one or more of our executive officers or other key persons would have a material adverse effect on the Company. We do not have employment agreements with our executive officers or key personnel. Any one of them may resign at any time and might organize a competitive business. Our success also depends on our ability to attract and retain additional highly skilled personnel. The competition for qualified personnel in the computer industry is intense, and we might not be successful in attracting, retaining and replacing personnel. Failing to attract and retain technical personnel could adversely affect our research and development. Failing to attract and retain management and other key personnel could adversely affect our sales and marketing programs as well as the achievement of our goals.

THE MARKET PRICE OF OUR STOCK CAN BE VOLATILE, WHICH COULD RESULT IN LOSSES FOR INVESTORS.

    Our common stock is listed on the Nasdaq SmallCap Market. Stock prices of technology companies in recent years have experienced significant volatility, including price fluctuations that are unrelated or not proportional to the operating performance of these companies. The market price of our common stock has been and could be subject to significant fluctuations as a result of variations in our operating results, announcements of technological innovations or new products by us or our competitors, announcements of new strategic relationships by us or our competitors, general conditions in the technology industry or market conditions unrelated to our business and operating results.

                                  OUR COMPANY

    We develop, market and license natural input, electronic signature, handwriting recognition and data security technologies and products for wireless internet information devices and for the e-commerce, document information, corporate security and other needs of businesses. Our software products are designed to increase the ease of use, functionality and security of electronic devices such as smart phones, electronic organizers and portable web browsers.

    Our natural input technology and products allow users to interact with a computer or hand held device by using an electronic pen, either alone or in conjunction with a keyboard. These products include Jot-Registered Trademark-and the Handwriter-Registered Trademark- Recognition System, which are multilingual handwriting recognition systems; INKshrINK-Registered Trademark-, an ink compression system; QuickNotes-TM- and InkSnap-TM-, which facilitate electronic note taking and drawing; and WordComplete-TM-, which simplifies data entry tasks by reducing the number of letters that must be entered.

    Our business solutions products are designed to provide a cost-effective means for securing network and device access control, and electronic form filing. These products include InkTools-TM-, which provides electronic ink capture and display, signature capture and verification and ink compression within computer applications, and PenX-TM- and PenX-TM- VC, which are operating system extensions that enable the pen input data.

    We have a four-pronged revenue generation strategy:

    - OEM LICENSING. We license our products to original equipment manufacturers, which are also called OEMs, such as Ericsson, Fujitsu, Mitsubishi and National Semiconductor, and to independent software vendors, which reproduce and market them in conjunction with their own products.

    - AFTERMARKET CONSUMER SALES. We generate consumer sales of our software products through our website, www.cic.com. We utilize direct mail programs, e-mail campaigns, pricing promotions and website enhancements to generate sales. We also sell our products to consumers through on-line resellers that include Digital River.com, Beyond.com, Handango.com, Downloadwarehouse.com, Egghead.com, Compuserve.com and Palmgear.com.

    - ENTERPRISE SALES. We generate sales of our products to larger businesses by leveraging our electronic signature software in emerging, fast-growth areas such as e-commerce, document automation and corporate security software applications. We make these sales through direct business development and product sales activities in a number of signature-dependent, vertical markets (such as financial services, insurance, health care and real estate), and strategic partnerships.

    - JOINT VENTURE IN CHINA. We provide systems integration services to mainland Chinese governmental agencies and businesses, sell handwriting recognition software to end-users and vendors, and license handwriting recognition, electronic signature and other software for OEM sales in the mainland Chinese market, through our joint venture in the People's Republic of China.

                              RECENT DEVELOPMENTS

    On October 6, 2000, our wholly-owned subsidiary, CIC Acquisition Corp., acquired intellectual property and other assets of PenOp Limited and its subsidiary PenOp Inc., which we refer to jointly as PenOp, for 4.7 million shares of our common stock. PenOp develops legally binding, technology-neutral electronic signature technology for eBusiness. Out of the 4.7 million shares of common stock we issued to PenOp in connection with the acquisition, approximately 940,000 shares are being held in escrow to cover potential indemnification claims we may have.

    Pursuant to the terms of the asset purchase agreement, we agreed to file with the Commission a registration statement (of which this prospectus is a part) covering the sale of shares of our common stock issued in connection with the acquisition and to use reasonable efforts to have the registration statement declared effective as soon as reasonably practicable thereafter.

    In connection with the acquisition, Mr. Philip Sassower, our Chairman of the Board, and nine of his designees, purchased from PenOp, in a private transaction, an aggregate of 1,713,728 shares of our common stock for $3.3 million.

                                USE OF PROCEEDS

    The Selling Shareholders will receive all of the proceeds from the sale of the Shares. Our company will not receive any of those proceeds.

                           FORWARD LOOKING STATEMENTS

    Certain statements contained in this registration statement, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following:

    - technological, engineering, quality control or other circumstances which could delay the sale or shipment of products;

    - economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business;

    - the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and

    - general economic and business conditions and the availability of sufficient financing.

                              SELLING SHAREHOLDERS

    The following table sets forth as of the date of this Prospectus the names of the Selling Shareholders, the number of outstanding shares of common stock beneficially owned by each of them prior to this offering, and the number of Shares being offered on behalf of each Selling Shareholder in this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below or their nominees. The Selling Shareholders are under no obligation to sell all or any portion of the Shares pursuant to this Prospectus. The table below does not show the number and percentage of shares beneficially owned by the Selling Shareholders after the offering as it assumes that each Selling Shareholder has sold all of the Shares offered hereby.

    We will incur estimated aggregate expenses of approximately $85,000 in respect of this offering. No Selling Shareholder has held any position or office or has had any other material relationship with our company within the past three years other than as indicated in this Prospectus under the section entitled Recent Developments.

    To our knowledge, each Selling Shareholder has sole voting and investment power with respect to the shares of common stock listed next to its name. The information in the table concerning the Selling Shareholders is based on information provided to, or known by, us as of the date of this Prospectus. Information concerning the Selling Shareholders may change from time to time after the date of this Prospectus.

                                                      NUMBER OF SHARES OF   NUMBER OF SHARES OF
                                                      COMMON STOCK OWNED    COMMON STOCK OFFERED
NAME OF SELLING SHAREHOLDER                            PRIOR TO OFFERING      IN THIS OFFERING
---------------------------                           -------------------   --------------------
PenOp Limited(1)....................................       1,600,000(1)          1,600,000
M10, Inc. (f/k/a PenOp Inc.)........................       1,386,272             1,386,272
Phoenix Enterprises Family Fund, LLC(2).............         599,810(2)            599,810
Trust FBO Martin D. Gruss dated 4/25/88(3)..........       1,656,376(3)            171,372
Sherleigh Associates, Inc. Profit Sharing Plan......         171,372               171,372
Martin Rosenman.....................................         196,372               171,372
Robert A. Belfer 1990 Family Trust..................         214,872(4)            171,372
Jonathan Sack.......................................         745,000(5)             85,686
Michael G. Jesselson 12/18/80 Trust.................         180,961(6)             85,686
Benjamin J. Jesselson 12/18/80 Trust................          85,686(6)             85,686
Goren Brothers......................................         430,000(7)             85,686
Etablissement Comfort...............................       1,127,495                85,686

------------------------

(1) Represents 940,000 shares of common stock held in escrow to cover potential indemnification claims and 660,000 shares of common stock subject to a pledge arrangement to secure obligations of PenOp.

(2) Mr. Philip S. Sassower is the sole managing member of the Phoenix Enterprises Family Fund, LLC, also referred to as the Phoenix Fund. The number of shares shown above as being beneficially owned by the Phoenix Fund does not include: 878,769 shares of common stock held by Philip S. Sassower; 667,233 shares of common stock issuable upon options granted to Mr. Sassower; 1,333,701 shares of common stock held by the Philip S. Sassower 1996 Charitable Remainder Annuity Trust, in which Mr. Sassower is the sole trustee; and 420,659 shares of common stock held by Phoenix Enterprises LLC, in which Mr. Sassower is the managing member. Mr. Sassower disclaims beneficial ownership of the shares held by the Phoenix Fund.

(3) Represents 1,516,376 shares of common stock held by various trusts in which Martin D. Gruss is the trustee and 140,000 shares of common stock in which
    Martin D. Gruss has investment discretion.

(4) Does not include an aggregate of 604,900 shares of common stock held by various related persons or entities.

(5) Includes 265,000 shares held by Mr. Sack individually and 480,000 shares held in custodial or joint accounts.

(6) Does not include an aggregate of 313,914 shares of common stock held by various related trusts.

(7) Does not include 346,105 shares of common stock held by various related entities or persons.

                              PLAN OF DISTRIBUTION

    The Shares may be sold directly to purchasers or through one or more underwriters, brokers, dealers or agents from time to time, and in one or more transactions (which may involve block transactions). The Shares may be sold through The Nasdaq Stock Market, in private transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Underwriters, brokers, dealers and agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom they may act as agent, principal or both. Those persons who act as broker-dealers or underwriters in connection with the sale of Shares will be selected by the Selling Shareholders and may have other business relationships with and perform services for us. Any Selling Shareholder, underwriter or broker-dealer who participates in the sale of Shares may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer, and any profit they receive on any resale of the Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

    The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of shares of common stock by the Selling Shareholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of our common stock.

    Under the securities laws of some states, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

    We will pay the expenses incident to the registration, offering and sale of the Shares pursuant to this offering. We have has also agreed to indemnify the Selling Shareholders and their officers, directors and each of their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that our expenses in connection with the offering will be approximately $85,000 in the aggregate.

    We have advised the Selling Shareholders that if a particular offer of Shares is to be made on terms that are materially different from the information in this Prospectus, then to the extent required, a Prospectus Supplement must be distributed setting forth those different terms and related information.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our certificate of incorporation, as amended, authorizes the issuance of 100 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. As of November 20, 2000, 89,668,437 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. In addition, 8,707,790 shares of common stock, subject to adjustments, were issuable upon exercise of outstanding options and warrants as of November 20, 2000. There were 666 stockholders of record with respect to the Company's outstanding shares of common stock as of November 20, 2000.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have any cumulative voting rights. Certain rights, privileges and preferences of our common stock are subordinate to the rights of holders of shares of preferred stock that may be issued by us in the future. Holders of our common stock are entitled to receive ratably those dividends that are declared by the Board of Directors from time to time out of legally available funds. These dividend rights may also be subject to, among other things, the rights of holders of any shares of preferred stock that we may issue in the future. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of common stock are entitled to receive pro rata all assets available for distribution to the stockholders after payment or provision for payment of our debts and other liabilities and payments due to the holders of outstanding shares of preferred stock (if any). As of the date of this Prospectus, there are no preemptive or other subscription rights or redemption or sinking fund provisions with respect to the common stock.

PREFERRED STOCK

    Our preferred stock may be issued in one or more series, and the shares of each series will have the rights and preferences determined by the board of directors in authorizing the issuance of that particular series. In designating any series of preferred stock, the board of directors may, without further action by the holders of our common stock, determine the number of shares constituting that series, any dividend rights or rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the holders of the common stock), rights and terms of redemption (including any sinking fund provisions) and the liquidation preferences of that series. Holders of any series of our preferred stock, when issued, will have priority claims to dividends and to any distributions upon our liquidation, and other preferences over the holders of our common stock.

    As of November 20, 2000, no shares of preferred stock were issued and outstanding.

MARKET INFORMATION

    Our common stock is listed on The Nasdaq SmallCap Market under the symbol CICI.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by us with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:

1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the Securities and Exchange Commission on May 4, 2000.

3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Securities and Exchange Commission on August 14, 2000.

4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the Securities and Exchange Commission on November 14, 2000.

5. Our Current Report on Form 8-K dated October 6, 2000, filed with the Securities and Exchange Commission on October 16, 2000.

6. Our Current Report on Form 8-K dated October 31, 2000, filed with the Securities and Exchange Commission on November 2, 2000.

7. Our Current Report on Form 8-K/A dated October 6, 2000, filed with the Securities and Exchange Commission on November 2, 2000.

    In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective filing dates of those documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement that is modified or superseded in this way shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference, excluding the exhibits to those documents. Requests for copies should be directed to Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065, Attention: Secretary.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this Prospectus have been passed upon for us by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements for the fiscal year ended
December 31, 1999, incorporated in this Prospectus by reference to our annual report on Form 10-K for the year ended December 31, 1999, have been incorporated in reliance on the report of Stonefield Josephson, Inc., independent accountants. Stonefield Josephson Accountancy Corporation's report is based on its authority as an expert in auditing and accounting.

    The consolidated financial statements as of December 31, 1998 and for each of the two years in the period then ended incorporated in this Prospectus by reference to the annual report on Form 10-K of Communication Intelligence Corporation for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission, a registration statement on Form S-3, with respect to the common stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements made in this Prospectus regarding the contents of any contract, agreement or other document we refer to are not necessarily complete and, where such contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is made.

    We are subject to the informational requirements of the Exchange Act and we therefore file certain periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file with the Securities and Exchange Commission at their Public Reference Room located at Judiciary Plaza, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. You may also read and copy any of the documents we file with the Securities and Exchange Commission at their regional offices located at: Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, this material can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W, Washington, D.C. 20006.

    The Securities and Exchange Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is http://www.sec.gov.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT CONSTITUTE AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Risk Factors..........................      2
Our Company...........................      5
Recent Developments...................      6
Use of Proceeds.......................      6
Forward Looking Statements............      6
Selling Shareholders..................      7
Plan of Distribution..................      8
Description of Capital Stock..........      9
Incorporation of Certain Information
  by Reference........................     10
Legal Matters.........................     11
Experts...............................     11
Available Information.................     11

                                4,700,000 SHARES

                     COMMUNICATION INTELLIGENCE CORPORATION

                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                              --------------------

                             NOVEMBER       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses to be incurred and borne by us in connection with the sale and distribution of the shares offered hereby. All amounts shown are estimates, except for the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee...............  $ 3,373
Legal fees and expenses.....................................  $40,000
Accounting fees and expenses................................  $15,000
Blue Sky fees and expenses..................................  $ 2,000
Printing and engraving expenses.............................  $20,000
Miscellaneous...............................................  $ 4,627
                                                              -------
  Total fees and expenses...................................  $85,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes us to indemnify our officers and directors against certain liabilities and expenses in connection with claims made against them as a result of being an officer or director.

    Article V of our by-laws provides as follows:

    The Corporation shall indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or served any other enterprise as a director or officer at the request of the Corporation or any predecessor of the Corporation.

ITEM 16.  EXHIBITS.

    The following is a list of Exhibits filed as a part of this Registration
Statement:

           EXHIBIT
           NUMBER           DESCRIPTION OF DOCUMENT
    ---------------------   -----------------------
             2.1            Asset Purchase Agreement, dated as of September 29, 2000, by and among CIC Acquisition Corp., PenOp Limited and PenOp
                            Inc. (incorporated herein by reference to the Exhibits
                            included in the Company's Current Report on Form 8-K, dated
                            October 6, 2000).
             5.1            Opinion of Baer Marks & Upham LLP.*
            23.1            Consent of Baer Marks & Upham LLP (included in Exhibit
                            5.1).*
            23.2            Consent of Stonefield Josephson, Inc., Independent
                            Accountants.
            23.3            Consent of PricewaterhouseCoopers LLP, Independent
                            Accountants.
            24.1            Power of Attorney (included on page II-3).*

------------------------

*   Previously filed.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on November 21, 2000.

                                                       COMMUNICATION INTELLIGENCE CORPORATION

                                                       By:             /s/ GUIDO DIGREGORIO
                                                            -----------------------------------------
                                                                         Guido DiGregorio
                                                              President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Philip S. Sassower and Guido DiGregorio or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                                                  President, Chief Executive
              /s/ GUIDO DIGREGORIO                  Officer, Chief Operating
     --------------------------------------         Officer and Director            November 21, 2000
                Guido DiGregorio                    (Principal Executive Officer)

                                                  Vice President and Chief
             /s/ MARJORIE L. BAILEY                 Financial Officer (Principal
     --------------------------------------         Financial and Accounting        November 21, 2000
               Marjorie L. Bailey                   Officer)

                       *
     --------------------------------------       Chairman of the Board and         November 21, 2000
               Philip S. Sassower                   Secretary

                       *
     --------------------------------------       Director                          November 21, 2000
                Jeffrey Steiner

                       *
     --------------------------------------       Director                          November 21, 2000
                 Chien-Bor Sung

                       *
     --------------------------------------       Director                          November 21, 2000
                 Louis Panetta

*By:                  /s/ GUIDO DIGREGORIO
             --------------------------------------
                        Guido DiGregorio
                        Attorney-in-fact

                          INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
    2.1                 Asset Purchase Agreement, dated as of September 29, 2000, by and among CIC Acquisition Corp., PenOp Limited and PenOp
                        Inc. (incorporated herein by reference to the Exhibits
                        included in the Company's Current Report on Form 8-K, dated
                        October 6, 2000).

    5.1                 Opinion of Baer Marks & Upham LLP.*

    23.1                Consent of Baer Marks & Upham LLP (included in Exhibit
                        5.1).*

    23.2                Consent of Stonefield Josephson, Inc., Independent
                        Accountants.

    23.3                Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

    24.1                Power of Attorney (included on page II-3).*

------------------------

*   Previously filed.